Exhibit 107

CALCULATION OF REGISTRATION FEES PURSUANT TO RULE 457(U)

1. Name and address of issuer:	Invesco DB Energy Fund c/o Invesco Capital Management 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515
2. The name of securities:	Common Units of Beneficial Interest
3. Securities Act File Number:	333-257260-01
4. Last day of fiscal year for which this prospectus is filed: December 31, 2022
5. Calculation or registration fee:

(i) Aggregate sale price of securities sold during the fiscal year pursuant to Rule 456(d):				$195,858,441.04

(ii) Aggregate price of securities redeemed or repurchased during the fiscal year:		$(187,029,002.61)

(iii) Aggregate price of securities redeemed or repurchased during any prior fiscal year ending no earlier than August 1, 2021, that were not previously used to reduce registration fees payable to the Commission:		$(126,427.60)

(iv) Total available redemption credits [add Items 5(ii) and 5(iii)]:				$(187,155,430.21)

(v) Net sales – if Item 5(i) is greater than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]:				$8,703,010.83

(vi) (vi) Redemption credits available for use in future years — if Item 5(i) is less than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]:		$0

(vii) Multiplier for determining registration fee:				x 0.00011020

(viii) Registration fee due [multiply Item 5(v) by Item 5(vii)]:				$959.07

6. Credit for Previously Paid Registration Fees:

(i)  Pursuant to Rule 457(p) under the Securities Act, when registration fees become due under Rule 456(d), the registration fee for the Shares will be partially offset by the registration fee associated with unsold securities registered pursuant to that certain registration statement on Form S-1 (File No. 333-233254-01) filed by the Fund on August 13, 2019 (the “Prior Registration Statement”). A registration fee of $29,334.50 was paid in connection with the registration pursuant to the Prior Registration Statement of 20,400,000 Shares, of which 10,300,000 remained unsold as of market close on August 25, 2021, and for which a filing fee of $14,811.05 was previously paid with respect to the unsold Shares. As a result, the following amount (which reflects reductions for any amounts used to offset fees owed in prior years) will be applied to partially offset filing fees due under Rule 456(d) as they become due:

		$14,811.05

(ii) Previously paid registration fee credits available for use in future years – if Item 6(i) is greater than Item 5(viii) [subtract 5(viii) from 6(i)]:		$13,851.98

7. Interest due pursuant to Rule 456(d)(5) – if this supplement is being filed more than 90 days after the end of the issuer’s fiscal year:			+$	0

8. Total of the amount of the registration fee due plus any interest due:			=$	0